Exhibit 99

Press Release   Source: Little Squaw Gold Mining Company

Little Squaw Acquires Nevada Gold Exploration Property
Tuesday September 5, 8:00 am ET

SPOKANE, WA--(MARKET WIRE)--Sep 5, 2006 -- Little Squaw Gold Mining Company (OTC BB:LITS.OB - News) ("Little Squaw" or "the Company") reports it recently acquired the Broken Hills West gold exploration property, located in the Fallon-Manhattan Mineral Belt of west-central Nevada in Mineral County 15 miles north of the town of Gabbs. A paved highway, State Route 361, runs through the property, which consists of 22 unpatented federal mining claims located on U.S. Bureau of Land Management ground that are owned by a private prospector.

The Company has entered into a 40-year mining lease with the owner of the claims. The terms of the agreement give the Company the right to terminate it at any time subject to due notice, and call for the Company to make annual lease payments of $12,500 for the next five years, increasing to $17,500 annually thereafter. The Company has the option to purchase the claim block for $220,000 at any time, subject to a 2.5% net Smelter Return Royalty to be retained by the owner. The Company has the right to buy down the NSR to 1% by paying the owner a sum of between $1.5 million and $5 million depending on the price of gold.

The property was acquired on the recommendations of two independent consulting geologists retained by the Company. The consultants spent two weeks examining the property, taking 166 outcrop and float samples for trace element analyses and making a detailed 1:2,400 scale geologic map. Geologically, the property is underlain by Tertiary age rhyodacite, dacitic tuffs, and andesite. Mineralization is centered near a major west-trending fault where a series quartz veins cross silicified rhyodacite on its south side and hematitic tuff and breccia on its north side. The zone of hematitic tuff is 500 feet wide and 3,000 feet long, and includes a 200 feet wide tectonic breccia exposed intermittently for some 2,000 feet. A 500 feet wide zone of strong hydrothermal alteration (argillic phase) borders the hematitic tuff on the north.

Thirty four of the samples taken show more than 0.1 parts per million (ppm) gold, of which 11 have more than 0.5 ppm gold including 4 with more than 1.0 ppm gold, with a high of 3.21 ppm gold. These are also geochemically anomalous in silver, arsenic and mercury. The strongly anomalous samples are largely of microcrystalline quartz veins with central fragmental cores cemented by chalcedony and later crystalline vuggy quartz that have iron oxides and local pyrite. These results define a 1,000 feet wide zone that extends for 3,500 feet along the major fault, and indicate good potential for significant gold to occur within in the hydrothermal system. Chalcedonic silica in the veins and opaline veins in the strong argillic zone show that the exposed mineralization is near the paleosurface of an epithermal system.

The Company has effectively defined an exploration-drilling target for high-grade gold at depth within the silica vein system where it may join into a root zone along or within the major fault. In addition, the hematitic breccia has weakly anomalous gold values that may represent leakage from mineralization at depth, and the tectonic breccia may represent a separate target.

The Company plans to continue its exploration of the Broken Hills West property in the coming months, first with geophysical and soil geochemical surveys, then by carefully placed angle drill holes targeting the large and gold anomalous structural zone.

The Company's current focus is on the drilling exploration of its Chandalar gold property located above the Arctic Circle in Alaska. Acquisition of the Broken Hills West property is in keeping with the Company's goal to acquire additional gold exploration properties elsewhere in the Americas that will allow the Company to conduct field operations year round.

About the Company: Little Squaw Gold Mining Company (OTC BB:LITS.OB - News), is a 47-year-old, publicly traded junior mining company with new management, an infusion of capital, and a new vision going forward. The Company is committed to exploring gold prospects on its wholly owned Chandalar mining property in Alaska, and to finding additional gold properties elsewhere in the Americas. Information on the Company, its Chandalar property and the gold showings thereon is available on the Company's website at www.littlesquawgold.com. Additional information on the Company and its plans may be found in the Company's SEC filings, specifically its Form 10-KSB/A annual report for 2005 and its Form 10-QSB for the second quarter of 2006, both of which can also be accessed through the Company's website.

Richard Walters, President and Susan Schenk, Manager of Investor Relations of Little Squaw Gold Mining Company, are responsible for this news release. For further information please contact Ms. Schenk at (509) 535-6156, or at ir@littlesquawgold.com.

Cautionary Note Regarding Forward-Looking Information -- Information set forth in this press release may involve forward-looking statements. By their nature, forward-looking statements are subject to numerous risks and uncertainties, some of which are beyond the Company's control, including the Company's plans to complete its drilling on its Chandalar, AK property and any anticipated results of its exploration program on the Chandalar property or the Broken Hills West, Nevada property, and the Company's ability to file SEC forms in a timely manner. Readers are cautioned that the assumptions used in the preparation of such information, although considered reasonable at the time of preparation, may prove to be imprecise and, as such, undue reliance should not be placed on forward-looking statements. The Company's actual results, programs and financial position could differ materially from those expressed in or implied by these forward-looking statements.

Contact:

     Contact:

     Susan Schenk

     Manager of Investor Relations of Little Squaw Gold Mining Company

     (509) 535-6156

     ir@littlesquawgold.com